Exhibit 99.1

For More Information Contact:

Investors:	Media:
Ingram Micro Inc.	Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400	Marie Connell (714) 382-2009
ria.carlson@ingrammicro.com	marie.connell@ingrammicro.com

Kay Leyba (714) 382-4175	Rekha Parthasarathy (714) 382-1319
kay.leyba@ingrammicro.com	rekha@ingrammicro.com

INGRAM MICRO REPORTS
 FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

Record annual revenue and net income
Quarterly revenues surpass $10 billion
All regions exceed 170 basis points of operating margin for the quarter

SANTA ANA, Calif., Feb. 13, 2008— Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the fourth quarter and fiscal year of 2007, which ended Dec. 29, 2007.

Worldwide sales for the fourth quarter were $10.01 billion, a 13-percent increase from $8.85 billion in the prior-year period.  The translation impact of the relatively stronger foreign currencies had an approximate six-percentage-point positive effect on comparisons to the prior year.  Sales for the 2007 fiscal year were a record $35.05 billion, a 12-percent increase over 2006.

Fourth quarter net income was $114.1 million or $0.64 per diluted share, compared with net income of $91.7 million or $0.53 per diluted share, in the prior year fourth quarter.  2007 fourth quarter results include the following items:

•
The release of a portion of the reserve recorded in the first quarter of 2007 for commercial taxes on software imports into Brazil.  The partial reserve release relates to the period from October through December 2002, for which the statute of limitations for an assessment has expired.  The benefit from this reserve release was $3.6 million, before and after tax, or $0.02 per diluted share.

•
A gain of approximately $2.9 million, or approximately $0.01 per diluted share, from the sale of the company’s Asian semiconductor business, which was acquired in the late 1990s as part of the company’s initial entry into Asia-Pacific.  As the business no longer fits the company’s strategy, it was sold to Tomen Electronics, a Japanese company, in late December.

2-2-2 Ingram Micro Reports Fourth Quarter 2007 Results

“I’m pleased with the progress we made in 2007 – both for the fourth quarter and the fiscal year,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.  “Our record sales and net income results were driven by operational improvements and long-term strategic investments in our four market-leading regional operations.”

Additional Fourth-Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

•
North American sales were $3.83 billion (38 percent of total revenues), an increase of four percent versus the $3.68 billion reported in the year-ago quarter.  As described throughout 2007, warranty contract sales on behalf of vendors are now recognized as net fees, rather than gross revenues and cost of sales as reported in the prior-year period, which had an approximate four-percentage-point negative impact on growth rates when compared to the year-ago quarter.

•
Europe, Middle East and Africa (EMEA) sales were $3.75 billion (38 percent of total revenues), an increase of 16 percent versus the $3.23 billion in the year-ago quarter.  The translation impact of the relatively stronger European currencies had an approximate 12-percentage-point positive effect on comparisons to the prior year.

•
Asia-Pacific sales were $1.94 billion (19 percent of total revenues), an increase of 29 percent versus the $1.50 billion reported in year-ago quarter.  The translation impact of the relatively stronger regional currencies had an approximate 12-percentage-point positive effect on comparisons to the prior year.

•	Latin American sales were $481 million (five percent of total revenues), an increase of eight percent versus the $444 million in the year-ago quarter.

Gross Margin

Gross margin was 5.82 percent, an increase of 37 basis points versus the prior-year quarter.  The partial release of commercial tax reserves in Brazil, described above, had a positive impact of four basis points.  The remaining increase is primarily attributable to the resolution of operational issues related to the upgrade to a new warehouse management system in Germany in late 2006, as well as the positive effect of the net reporting of warranty contract sales, described previously, which had a favorable impact of approximately eight basis points.  Gross margin was also enhanced by the higher-margin sales of DBL Distributing, acquired in the second quarter of 2007, and by year-over-year growth in the company’s fee-for-service logistics business.  Sequentially, gross

3-3-3 Ingram Micro Reports Fourth Quarter 2007 Results

margin improved 30 basis points versus the third quarter of 2007, driven by greater holiday activity in the logistics business and higher-margin specialty areas.

Operating Expenses

Total operating expenses were $406.7 million, or 4.06 percent of revenues, versus $340.7 million, or 3.85 percent of revenues, in the year-ago quarter.  The increase in operating expenses as a percentage of revenues is primarily attributable to growth in the fee-for-services business, investments in adjacencies and services and higher stock-based compensation.  In addition, the net reporting of warranty contract sales, as described above, had a five-basis-point unfavorable impact on expenses as a percentage of revenues in the current year.

Operating Income

Worldwide operating income was $176.0 million or 1.76 percent of revenues, which included the gains on the release of the Brazilian commercial tax reserves and on the sale of the Asian semiconductor business described above, for a total positive impact of six basis points of revenues.  In the year-ago quarter, operating income was $141.7 million or 1.60 percent of revenues which included a $4-million recovery from a customer bankruptcy.

•
North American operating income was $68.9 million or 1.80 percent of revenues.  In the prior year, operating income was $64.6 million or 1.76 percent of revenues which included a $4-million recovery from a customer bankruptcy, as described above.

•
EMEA operating income increased nearly 32 percent – to $64.7 million or 1.72 percent of revenues from $49.2 million or 1.52 percent of revenues in the year-ago quarter – due, in part, to the resolution of operational issues related to the German warehouse management system in the prior year.

•
Asia-Pacific operating income was $35.9 million or 1.85 percent of revenues versus $22.8 million or 1.52 percent in the year-ago quarter.  The current year operating income includes a $2.9 million gain, or 15 basis points of revenues, on the sale of the semiconductor business in Asia.

•
Latin American operating income was $16.1 million or 3.35 percent of revenues, which includes the previously described release of the commercial tax reserve in Brazil of $3.6 million or 75 basis points of revenues.  In the year-ago quarter operating income was $11.8 million or 2.66 percent of revenues.

•	Stock-based compensation expense of $9.6 million in the current quarter and $6.7 million in the prior-year quarter is presented as a separate reconciling amount in the company’s segment reporting

4-4-4 Ingram Micro Reports Fourth Quarter 2007 Results

in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

Other expenses for the quarter were $18.2 million versus $16.0 million in the year-ago period.

The effective tax rate was approximately 28 percent versus 27 percent in the prior year quarter, primarily due to the mix of profits among various tax jurisdictions.

Total depreciation and amortization was $17.3 million.

Capital expenditures were approximately $15.2 million.

Balance Sheet

•	The cash balance at the end of the quarter was $580 million, an increase of $246 million over the balance at the end of 2006.

•
Total debt was $523 million, an increase of $14 million from year-end 2006.  In the prior-year period, the debt balance excluded $69 million of off-balance sheet debt related to receivables that were sold under a factoring facility.  Debt-to-capitalization was 13 percent, a decrease of two percentage points versus the end of 2006.

•
The company repurchased approximately 1.3 million shares during the fourth quarter of 2007, for an aggregate amount of $25 million, with another 0.9 million shares repurchased in January for $15 million.

•	Inventory was $2.77 billion compared to $2.68 billion at the end of the prior year. Days of inventory outstanding were 27, a two-day improvement compared to year-end 2006.

•	Working capital days were 22, essentially flat when compared to year-end 2006.

 “While I’m proud that we surpassed the $10-billion mark in quarterly sales and broke another annual sales record, the profitability of our regions – all exceeding operating margins of 170 basis points for the first time – is a greater achievement,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc.  “Sales and net income out-performed our guidance range, due in large part to our overall achievement in Asia-Pacific and operating income growth in EMEA.”

Fiscal Year Results

For the fiscal year ended Dec. 29, 2007, worldwide sales were $35.05 billion, a 12-percent increase over the $31.36 billion reported a year ago, to which the translation impact of stronger foreign currencies had an approximate five-percentage-point positive effect on comparisons to the prior year.  Regional sales were $13.92 billion for North America (a two-percent increase versus the prior-year period, with the warranty contract sales

5-5-5 Ingram Micro Reports Fourth Quarter 2007 Results

reclassification unfavorably impacting comparisons by four percentage points); $12.44 billion for Europe (an increase of 16 percent, to which the translation impact of stronger currencies had an approximate 11-percentage-point positive effect on comparisons to the prior year); $7.13 billion for Asia-Pacific (an increase of 29 percent, to which the translation impact of stronger currencies had an approximate 10 percentage-point positive effect on comparisons to the prior year); and $1.55 billion for Latin America (an increase of five percent).

Full-year results were impacted by previously disclosed charges totaling $45.1 million pre-tax, ($39.3 million after tax or $0.22 per diluted share) which included: 1) a net charge for commercial taxes on software imports into Brazil of $30.1 million before and after tax or $0.17 per diluted share, including the current quarter release of a portion of these reserves as described previously; and 2) a second-quarter pre-tax charge of $15.0 million, ($9.2 million after tax or $0.05 per diluted share) related to an SEC inquiry.

Worldwide operating income for the 2007 fiscal year was $446.4 million, or 1.27 percent of revenues, which includes the charges described above.  The net Brazilian tax charge had a nine-basis-point negative impact on full-year operating margin and the SEC-inquiry charge had a four-basis-point negative impact on full-year operating margin.  In the year-ago period, operating income was $422.4 million, or 1.35 percent of revenues.

Net income for the 2007 fiscal year was $275.9 million, or $1.56 per diluted share, which includes the charges described above.  In the year-ago period, net income was $265.8 million, or $1.56 per diluted share.

Capital expenditures for the full year were $49.8 million, while total depreciation and amortization was $64.1 million.

Outlook for the First Quarter

The following statements are based on the company’s current expectations and internal forecasts.  These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

The company’s expected results for the first quarter ending March 29, 2008, include:

•	Revenue of $8.75 billion to $9.00 billion.

•	Net income of $63 million to $71 million, or $0.36 to $0.40 per diluted share.

The expected results are based on approximately 177 million weighted average shares outstanding and a 28-percent effective tax rate.

“We believe our outlook is solid in light of concerns about the worldwide economic environment,” said Spierkel.  “We are experiencing some softness in Europe and North America, which is reflected in our guidance, but Asia-Pacific and Latin America remain strong.  Our strategic investments are an advantage in this environment by providing geographic, market-segment and business-model diversity.  Our focus during the

6-6-6 Ingram Micro Reports Fourth Quarter 2007 Results

quarter will be on tightly managing expenses while continuing to cultivate areas that will drive growth.  I’m confident that our team will continue to perform, as we have proven our ability to excel in challenging markets.  I look forward to our future success.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EST.  To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for approximately one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our

7-7-7 Ingram Micro Reports Fourth Quarter 2007 Results

failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 30, 2006; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

# # #

© 2008 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	December 29,	December 30,
	2007	2006

ASSETS
Current assets:
Cash	$579,626	$333,339
Trade accounts receivable, net	4,054,824	3,316,723
Inventories	2,766,148	2,682,558
Other current assets	520,069	413,453

Total current assets	7,920,667	6,746,073

Property and equipment, net	181,416	171,435
Goodwill	733,481	643,714
Other	139,437	143,085

Total assets	$8,975,001	$7,704,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,349,700	$3,788,605
Accrued expenses	602,295	440,383
Current maturities of long-term debt	135,616	238,793

Total current liabilities	5,087,611	4,467,781

Long-term debt, less current maturities	387,500	270,714
Other liabilities	72,948	45,337

Total liabilities	5,548,059	4,783,832

Stockholders' equity	3,426,942	2,920,475

Total liabilities and stockholders' equity	$8,975,001	$7,704,307

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006

Net sales	$10,007,437	$8,852,793

Cost of sales	9,424,663	8,370,426
Gross profit	582,774	482,367

Operating expenses:
Selling, general and administrative	406,737	340,710
Reorganization credits	-	(23)
	406,737	340,687

Income from operations	176,037	141,680

Interest and other	18,179	16,047

Income before income taxes	157,858	125,633

Provision for income taxes	43,740	33,891

Net income	$114,118	$91,742

Diluted earnings per share	$0.64	$0.53

Diluted weighted average
shares outstanding	178,303,743	174,065,664

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)
	Fifty-two Weeks Ended
	December 29, 2007	December 30, 2006

Net sales	$35,047,089	$31,357,477

Cost of sales	33,137,791	29,672,192
Gross profit	1,909,298	1,685,285

Operating expenses:
Selling, general and administrative	1,463,969	1,264,568
Reorganization credits	(1,091)	(1,727)
	1,462,878	1,262,841

Income from operations	446,420	422,444

Interest and other	61,182	55,111

Income before income taxes	385,238	367,333

Provision for income taxes	109,330	101,567

Net income	$275,908	$265,766

Diluted earnings per share	$1.56	$1.56

Diluted weighted average
shares outstanding	176,951,694	170,875,794

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended December 29, 2007
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,833,660	$68,895		1.80%
EMEA	3,750,168	64,661		1.72%
Asia-Pacific	1,942,823	35,926		1.85%
Latin America	480,786	16,119	(a)	3.35%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(9,564)		-

Consolidated Total	$10,007,437	$176,037		1.76%

	Thirteen Weeks Ended December 30, 2006
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,676,471	$64,632	1.76%
EMEA	3,232,104	49,152	1.52%
Asia-Pacific	1,500,655	22,793	1.52%
Latin America	443,563	11,805	2.66%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(6,702)	-

Consolidated Total	$8,852,793	$141,680	1.60%

(a)  The income from operations recorded in Latin America for the thirteen weeks ended December 29, 2007 includes a benefit of $3,620 related to the release of a portion of the Brazilian commercial tax reserve recorded during the thirteen weeks ended March 31, 2007 (0.75% of Latin America net sales and 0.04% of consolidated net sales).

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Fifty-two Weeks Ended December 29, 2007
		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$13,923,186	$219,835	(a)	1.58%
EMEA	12,438,644	151,529		1.22%
Asia-Pacific	7,133,417	117,306		1.64%
Latin America	1,551,842	(4,375)	(b)	(0.28%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(37,875)		-

Consolidated Total	$35,047,089	$446,420		1.27%

	Fifty-two Weeks Ended December 30, 2006
		Operating	Operating
	Net Sales	Income	Margin

North America	$13,584,978	$225,183	1.66%
EMEA	10,753,995	126,823	1.18%
Asia-Pacific	5,537,485	69,373	1.25%
Latin America	1,481,019	29,940	2.02%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(28,875)	-

Consolidated Total	$31,357,477	$422,444	1.35%

(a)  The income from operations recorded in North America for the fifty-two weeks ended December 29, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.11% of North America net sales and 0.04% of consolidated net sales).

(b)  The loss from operations recorded in Latin America for the fifty-two weeks ended December 29, 2007 includes a Brazilian commercial tax charge of $30,134, net of the fourth quarter reversal of a portion of this reserve (1.94% of Latin America net sales and 0.09% of consolidated net sales).